EXHIBIT 99.1A

NEWS COPY	INFORMATION CONTACT:
Dee Johnson
FOR IMMEDIATE RELEASE	(314) 719-1869
VIASYSTEMS ANNOUNCES SECOND QUARTER 2011 EARNINGS
ST. LOUIS, August 9, 2011 — Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the second quarter ended June 30, 2011.
Highlights
•	Net sales were $270.7 million in the quarter, a year-over-year increase of 13.1% and a sequential increase over the immediately preceding quarter of 13.4%.

•	Operating income in the quarter was $15.1 million or 5.6% of net sales.

•	Adjusted EBITDA was $34.3 million or 12.7% of net sales, compared with $37.0 million or 15.5% of net sales in the quarter ended June 30, 2010, and compared with $29.3 million or 12.2% of net sales in the immediately preceding quarter ended March 31, 2011.

•	GAAP earnings per basic and diluted share were $0.16 for the quarter ended June 30, 2011, on approximately 20 million average shares outstanding.

•	Adjusted EPS were $0.31 for the quarter, excluding certain non-cash and special income and expense items. On a comparable basis, Adjusted EPS for the quarters ended June 30, 2010 and March 31, 2011, were $0.51 and $0.07, respectively.
“I am pleased with our net sales growth for the quarter ended June 30, 2011,” commented David M. Sindelar, Chief Executive Officer. “The record level of net sales was consistent with our expectations and reflected the strong backlog of orders on which we have commented for the past several quarters, and the partial period benefit of price increases implemented in the second quarter. Our backlog remains strong as we also achieved a record level of bookings during the second quarter, with the pace of second quarter orders running at parity with our reported net sales. Except for a minor sequential decline in net sales to military and aerospace customers, our 13.4% net sales growth over the first quarter of 2011 was fairly consistent across all of our end markets. Our outlook for the second half of 2011 remains solid overall. However, we are beginning to hear some news of inventory level corrections from customers in our industrial & instrumentation sector and our computer and datacommunications sector.”
“During the second quarter, we essentially completed the expected price increases we referred to on our last earnings call. This was needed to offset the adverse effects of the first half’s rising costs of materials and labor in our Chinese operations,” continued Mr. Sindelar. “Unfortunately, the improved pricing arrangements were implemented a little later than anticipated, so we did not enjoy the level of gross margin improvement that we expected for the full second quarter.”
“Consistent with the sustained demand we are experiencing, we have continued to execute our capacity expansion plans, which should amount to the $100 million investment we announced last year. We anticipate that the third quarter and remainder of the year will reflect the consistently strong demand we continue to see and the full effect of the recently implemented price increase impact, assuming no further material cost increases, coupled with the first phase of capacity expansion projects initiated late in 2010 that went on-line during the second quarter. Additionally, we are aggressively implementing the second phase of capacity expansion projects which we announced last quarter, thus enabling us to meet demand for 2012, notwithstanding the Huizhou plant shutdown and the recently announced mandated electricity rationing in China,” concluded Sindelar.

Financial Results
The Company reported net sales of $270.7 million for the three months ended June 30, 2011, a 13.1% year-over-year increase compared with net sales during the second quarter of 2010. A year-over-year increase in net sales to customers in the Company’s automotive, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets more than offset a decline in net sales to telecommunications customers. Compared with the three months ended March 31, 2011, net sales increased 13.4% for the quarter ended June 30, 2011. Sequentially, net sales increased in all end markets, with the exception of military and aerospace, which declined by approximately 0.3% of total net sales.
Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales increased to 81.1% for the quarter ended June 30, 2011, compared to 80.9% in the immediately preceding quarter. As compared to the quarter ended March 31, 2011, the composition of the Company’s net sales during the second quarter was more heavily weighted to Assembly segment products, for which the gross margins are generally lower than Printed Circuit Boards segment products. In addition, a full-quarter effect of increased costs of materials and labor were not fully offset by the portion of selling price increases that took effect during the second quarter.
Operating income was $15.1 million or 5.6% of net sales for the three months ended June 30, 2011, compared with $18.6 million or 7.8% of net sales for the second quarter of 2010 and $11.2 million or 4.7% of net sales for the three months ended March 31, 2011. The year-over-year decrease is primarily the result of higher cost of goods sold relative to net sales and increased depreciation costs. Sequentially, the Company’s costs of selling, general and administrative resources, as well as depreciation expenses, declined as a percentage of net sales, reflecting favorable economies of scale.
Adjusted EBITDA was $34.3 million or 12.7% of net sales for the three months ended June 30, 2011, compared with $37.0 million or 15.5% of net sales for the second quarter of 2010 and $29.3 million or 12.2% of net sales for the three months ended March 31, 2011. The year-over-year decrease is primarily the result of higher cost of goods sold relative to net sales. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.
For the three months ended June 30, 2011, net income was $3.6 million, of which $3.2 million was attributable to common stockholders, and resulted in $0.16 earnings per basic and diluted share. Adjusted EPS for the three months ended June 30, 2011, were $0.31. A reconciliation of GAAP diluted EPS to Adjusted EPS is provided at the end of this news release.
Segment Information
Net sales and operating income in the Company’s Printed Circuit Boards segment for the second quarter were $215.1 million and $12.3 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $195.7 million and $18.3 million, respectively, for the second quarter of 2010 and compared with Printed Circuit Boards segment net sales and operating income of $192.7 million and $9.8 million, respectively, for the quarter ended March 31, 2011. Printed Circuit Boards segment net sales to customers in the automotive, the industrial & instrumentation, and the computer and datacommunications end markets for the quarter ended June 30, 2011 each reflected increased demand on both a year-over-year basis and a sequential basis. While Printed Circuit Boards segment net sales to customers in the telecommunications end market declined year-over-year, sequential demand in that market improved for the second quarter compared to the quarter ended March 31, 2011. Printed Circuit Boards segment net sales to military and aerospace customers declined modestly on a sequential basis, yet still increased slightly on a year-over-year basis.
Net sales and operating income in the Company’s Assembly segment for the second quarter were $55.6 million and $2.9 million, respectively, compared with Assembly segment net sales and operating income of $43.7 million and $1.0 million, respectively, for the second quarter of 2010 and compared with Assembly segment net sales and operating income of $46.0 million and $1.4 million, respectively, for the quarter ended March 31, 2011. Assembly segment net sales in each of the served end markets improved sequentially for the second quarter compared to the quarter ended March 31, 2011. Only the telecommunications end market reflected decreased net sales on a year-over-year basis in the Assembly segment.

Cash and Working Capital
Cash and cash equivalents at June 30, 2011, were $71.2 million, compared with $103.6 million at December 31, 2010. Cash provided by operating activities was $17.7 million during the six months ended June 30, 2011, of which $16.7 million was provided by second quarter operating activities. The Company’s working capital metrics at the end of the second quarter were in line with historical levels.
Capital expenditures for the six months ended June 30, 2011 were $49.8 million, of which $25.8 million was spent during the second quarter. Cash used for capital expenditures during the six months ended June 30, 2011 was the primary cause for the overall use of cash as compared to cash and cash equivalents at December 31, 2010. Approximately $17 million and $11 million of the Company’s capital expenditures during the six months and three months ended June 30, 2011, respectively, related to the approximate $100 million capacity expansion projects announced in September 2010.
Use of Non-GAAP Financial Measures
In addition to condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.
Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position.
Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.
The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, stock compensation and costs associated with acquisitions and equity registrations.
Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the Company’s financial performance, and might not be consistent with measures used by other companies. Management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the Company.
Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the Company’s consolidated results of operations, such as merger-related costs, restructuring charges, certain interest and other expenses, and certain adjustments to net income, to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call
Viasystems will broadcast live via internet an investor conference call at 3:00 p.m. Eastern Time today, August 9, 2011. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.
A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 84643708. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.
Forward Looking Statements
Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 9, 2011 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.
About Viasystems
Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,000 employees around the world serve more than 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010

Net sales	$270,744	$238,710	$239,411
Operating expenses:
Cost of goods sold, exclusive of items shown separately	219,574	193,188	182,954
Selling, general and administrative	19,268	18,170	20,591
Depreciation	16,332	15,860	14,437
Amortization	430	436	450
Restructuring and impairment	—	(134)	2,415

Operating income	15,140	11,190	18,564
Other expense (income):
Interest expense, net	7,225	7,208	7,424
Amortization of deferred financing costs	504	504	513
Other, net	532	289	(110)

Income before taxes	6,879	3,189	10,737
Income taxes	3,311	(589)	3,660

Net income	$3,568	$3,778	$7,077

Less:
Net income attributable to noncontrolling interest	385	312	537

Net income attributable to common stockholders	$3,183	$3,466	$6,540

Basic earnings per share	$0.16	$0.17	$0.33

Diluted earnings per share	$0.16	$0.17	$0.33

Basic weighted average shares outstanding	19,980,153	19,980,153	19,979,015

Diluted weighted average shares outstanding	20,135,530	20,100,961	19,982,252

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,187	$103,599
Accounts receivable, net	192,479	169,247
Inventories	102,031	94,877
Prepaid expenses and other	31,859	22,940

Total current assets	397,556	390,663
Property, plant and equipment, net	290,217	273,113
Goodwill and other noncurrent assets	114,055	116,797

Total assets	$801,828	$780,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,105	$10,258
Accounts payable	188,660	162,322
Accrued and other liabilities	71,014	83,798

Total current liabilities	269,779	256,378
Long-term debt, less current maturities	215,953	215,139
Other non-current liabilities	46,844	51,951

Total liabilities	532,576	523,468

Total stockholders’ equity	269,252	257,105

Total liabilities and stockholders’ equity	$801,828	$780,573

This information is intended to be reviewed in conjunctions with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2011	2010

Net cash provided by operating activities	$17,675	$16,089

Cash flows from investing activities:
Capital expenditures	(49,808)	(20,405)
Proceeds from disposals of property	104	13
Acquisition of Merix	—	(35,326)
Cash acquired in acquisition of Merix	—	13,667

Net cash used in investing activities	(49,704)	(42,051)

Cash flows from financing activities:
Repayments of capital lease obligations	(154)	(58)
Distribution to noncontrolling interest	(229)	—
Borrowings under credit facilities, net of repayments	—	—
Repayment of 10.5% Senior Subordinated Notes	—	(105,904)
Change in restricted cash	—	105,734
Repayment of 2013 Notes	—	(515)
Financing and other fees	—	(2,223)

Net cash used in financing activities	(383)	(2,966)

Net change in cash and cash equivalents	(32,412)	(28,928)

Beginning cash	103,599	108,993

Ending cash	$71,187	$80,065

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)
(Unaudited)

	Three Months Ended
	June 30, 2011		March 31, 2011		June 30, 2010
Net sales by segment
Printed Circuit Boards	$215.1	79%	$192.7	81%	$195.7	82%
Assembly	55.6	21%	46.0	19%	43.7	18%

	$270.7	100%	$238.7	100%	$239.4	100%

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Jun. 30,	Mar. 31,	Jun. 30,	2Q11 vs	2Q11 vs
	2011	2011	2010	1Q11	2Q10
Net sales by end market
Automotive	37%	38%	35%	11%	22%
Telecommunications	19%	18%	25%	17%	(15%)
Industrial & Instrumentation	27%	26%	23%	17%	30%
Computer and Datacommunications	13%	13%	13%	16%	17%
Military and Aerospace	4%	5%	4%	(6%)	3%

	100%	100%	100%	13%	13%

	2Q11	1Q11	4Q10	3Q10	2Q10
Working capital metrics
Days’ sales outstanding	64.0	65.3	62.5	60.6	62.0
Inventory turns	8.6	7.4	8.1	8.4	8.8
Days’ payables outstanding	77.4	84.3	76.3	74.6	75.8
Cash cycle (days)	28.4	29.6	30.8	28.8	27.5

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Operating income	$15.1	$11.2	$18.6
Add-back:
Depreciation and amortization	16.8	16.3	14.9
Non-cash stock compensation expense	2.3	1.6	0.3
Costs relating to acquisitions and equity registrations	0.1	0.3	0.8
Restructuring and impairment	—	(0.1)	2.4

Adjusted EBITDA	$34.3	$29.3	$37.0

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Net income attributable to common stockholders (GAAP)	$3,183	$3,466	$6,540

Adjustments:
Non-cash stock compensation expense	2,339	1,565	285
Amortization	934	940	963
Non-cash interest	399	399	399
Costs related to acquisitions and equity registrations	99	312	788
Restructuring and impairment	—	(134)	2,415
Special income tax items	(745)	(5,260)	(655)
Income tax effects of adjustments	2	27	(490)

Adjusted net income attributable to common stockholders	$6,211	$1,315	$10,245

Diluted weighted average shares outstanding (GAAP)	20,135,530	20,100,961	19,982,252

Diluted earnings per share (GAAP)	$0.16	$0.17	$0.33

Adjusted earnings per share	$0.31	$0.07	$0.51